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                                  EXHIBIT-23.2

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the registration statements (Nos. 333-11067, 333-15907, 333-17021, 333-23035, 333-37247, 333-37383,
333-41603, 333-58045, 333-68505, 333-76379, 333-76757, 333-82134, 333-82569,
333-84419, 333-88813, 333-88819, 333-91621, 333-115693 and 333-115694) on Form
S-3 of General Growth Properties, Inc. and the registration statements (Nos. 33-79372, 333-07241, 333-11237, 333-28449, 333-74461, 333-79737 and 333-105882)
on Form S-8 of General Growth Properties, Inc. of our report dated July 13, 2004, with respect to the statement of revenues and certain operating expenses of Mall of Louisiana for the year ended December 31, 2003, which report appears in the Form 8-K/A of General Growth Properties, Inc. dated August 2, 2004.

/s/ KPMG LLP

New York, New York
August 2, 2004

                                       S-2